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Exhibit 99

                              N E W S R E L E A S E
                             ----------------------

Gary G. Clark, C.E.O.                                     FOR IMMEDIATE RELEASE
Signal Corp                                               ---------------------
135 East Liberty Street
Wooster, OH  44691                                                June 30, 1998
Phone: (330) 264-8001                                             -------------

                        SIGNAL CORP COMPLETES ACQUISITION
                            OF FIRST SHENANGO BANCORP

         Wooster, Ohio - - - Signal Corp (NASDAQ-SGNL, SGNLO)("Signal") today announced that it has completed the acquisition of First Shenango ("Shenango"), and its subsidiary, First Federal Savings Bank of New Castle ("First Federal").
         The Shenango transaction, announced February 9, 1998, was completed on June 29, 1998 with Signal issuing approximately 3,087,000 shares of common stock in exchange for the 2,161,000 shares of Shenango outstanding. Based on Signal's closing price of $28.63 on June 26, 1998, the transaction is valued at approximately $88 million. First Federal, which operates four offices in Lawrence County, Pennsylvania, had total assets of $407 million, total deposits of $280 million and shareholders' equity of $49 million as of May 31, 1998.
         Gary G. Clark, CEO of Signal stated that, "The completion of this acquisition is important to furthering our community banking franchise and deposit base." Signal plans to leverage First Federal's strong capital position and its attractive funding base to grow it's consumer and commercial loan portfolio as well as it's manufactured housing portfolio over the next several quarters in lieu of asset backed securitizations. Second quarter combined earnings will include a non-recurring pre-tax expense of approximately $8.5 million reflecting costs to integrate back-office operations, conform accounting policies and acquisition transaction expenses. The Company expects to be able to enhance First Federal's net interest margin and achieve annual cost savings of approximately 20% of First Federal's operating expenses. The transaction is expected to be neutral to Signal's recurring earnings per share within its first full year.
         Francis A. Bonadio, CEO of First Federal stated, "We're pleased with our new association with Signal which enhances First Federal's commitment to it's community and provides a more diverse mix of financial products to individuals and business' in the Lawrence County market place."
         Signal Corp operates in two business segments: community banking and specialty finance. The community banking segment consists of Signal Bank, N.A. with 25 full service banking offices and 3 limited service facilities in North central Ohio, First Federal Savings Bank of New Castle with 4 full service banking offices in Lawrence County, PA and Summit Bank, N.A. with 2 offices in Summit County, OH. The specialty finance segment consists of Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts operating in 44 states, as well as other subsidiaries of Signal providing broker/dealer, registered investment advisor, leasing, consumer finance, insurance and property appraisal services.